BlackRock Muni Intermediate Duration Fund

FILE #811-21348

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
08/02/2006	COMMONWEALTH OF PUERTO RICO	835,650,000	1,820,000

Morgan Stanley; Goldman Sachs & Co.; Banc of America Securities LLC; Citigroup Global Markets Inc.; J.P. Morgan Securities Inc.; Lehman Brothers Inc.; Merrill Lynch & Co.;  Popular Securities, Inc.; Raymond James & Associates; Ramirez & Co. Inc.; Wachovia Bank; National Association; UBS Securities LLC